Exhibit 99.1

LABSTYLE INNOVATIONS APPOINTS RENOWNED DIABETES EXPERT

TO ITS BOARD OF DIRECTORS

Appointment of Dr. Itamar Raz of Hadassah Medical Center

strengthens board’s medical and research expertise

CHICAGO and RAMAT GAN, Israel (June 25, 2013) – LabStyle Innovations Corp. (OTCQB: DRIO), the developer of the Dario™ smartphone-based diabetes medical device and data management system, announces the appointment of Prof. Itamar Raz, M.D. to the company’s Board of Directors, effective June 24, 2013. Dr. Raz expands the size of LabStyle’s board to seven directors, and he will serve on the Compensation Committee of the board. He will continue to lead LabStyle’s Scientific Advisory Committee. LabStyle made this announcement from the American Diabetes Association’s 73rd Scientific Sessions, which is underway at the McCormick Place Convention Center in Chicago.

Dr. Raz is a world-renowned leader in diabetes treatment and research, and is an advisor to leading companies in the field. He currently serves as a professor of internal medicine at Hadassah University Medical Center in Israel and is head of the Diabetes Unit and Research Center at Hadassah. He is also the head of the Israel National Council of Diabetes of the Israel Ministry of Health, which is responsible for formulating national policies, the President of D-Cure, a diabetes not-for-profit organization, and the head of the Israel Diabetes Research Group. He serves as a member of Advisory Boards of diabetes leaders Novo Nordisk (NYSE: NVO), AstraZeneca/Bristol-Myers Squibb (NYSE: AZN / NYSE: BMY), Sanofi (NYSE: SNY), Merck Sharp & Dohme (Merck in the U.S., NYSE: MRK) and Eli Lilly (NYSE: LLY).

“Dr. Raz strengthens our Board of Directors with his deep expertise in diabetes as a researcher, professor and tireless advocate for better treatment,” said Dr. Oren Fuerst, LabStyle’s Chairman and Chief Executive Officer. “He is highly visible and well regarded in the diabetes community worldwide, and will be a valuable asset to our company as we seek to bring the many benefits of Dario to diabetics around the world.”

Commenting on his appointment, Dr. Raz said, “New tools and treatments for diabetics will help to contain the devastating impact of the growing diabetes epidemic. Information is the first step in improving outcomes. Dario is an innovative device and data-management system that I believe will catalyze more frequent testing due to its all-in-one design, while its many features, including the ability to share data in real-time with caregivers, will enable personalized care. In addition web-based social interactions between patients catalyzed by Dario create the potential for significant benefits through greater patient compliance.”

At Hadassah Hebrew University Hospital, Dr. Raz is currently leading several international clinical studies involving prevention and treatment of type 1 diabetes. Dr. Raz has published extensively on diabetes with more than 190 publications to his credit, and he also serves as a member of several medical editorial boards. Dr. Raz has organized several international meetings on diabetes, the largest being CODHy – Controversies in Obesity, Diabetes and Hypertension.

About LabStyle Innovations

LabStyle Innovations Corp. has developed and is commercializing a patent-pending technology that brings rapid diagnostics capabilities to consumers in a distinctive and easy-to-use way through the use of smartphones such as iPhones and Androids, and other mobile devices. LabStyle’s initial product is Dario™, an integrated medical device and software system addressing the market for patient SMBG products, which is estimated to exceed $10 billion worldwide. The SMBG market is currently led by Johnson & Johnson’s (NYSE: JNJ) LifeScan brand, Abbott’s (NYSE:ABT) FreeStyle brand, Roche’s (OTC: RHHBY) Accu-Chek brand and Bayer’s (OTC: BAYRY) Contour brand. Dario is a comprehensive, patent-pending system that combines an all-in-one medical device consisting of an integrated lancet (to obtain a blood sample), a device-specific disposable test strip cartridge and a smartphone-driven glucose reader adaptor, with a smartphone app and cloud-based data services. LabStyle is pursuing patent applications in multiple jurisdictions covering the specific processes related to blood glucose level measurement as well as more general methods of rapid tests of body fluids using mobile devices and cloud-based services.

Cautionary Note Regarding Forward-Looking Statements

This news release and the statements of representatives and partners of LabStyle Innovations Corp. (the Company) related thereto contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “plan,” “project,” “potential,” “seek,” "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect the Company's results include, but are not limited to, regulatory approvals, product demand, market acceptance, impact of competitive products and prices, product development, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks, and the risks associated with the adequacy of existing cash resources. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include, but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission. Readers are cautioned that actual results (including, without limitation, those related to Dr. Raz’s participation on the Company’s board of directors) may differ significantly from those set forth in the forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts:
LHA Bruce Voss 310-691-7100 Bvoss@lhai.com

LabStyle Innovations Corp. Dr. Oren Fuerst Chairman/CEO oren@mydario.com

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